Exhibit 5.2

April 18, 2014

Umpqua Holdings Corporation
One SW Columbia, Suite 1200

Portland, Oregon 97258

Re:                             Registration Statement on Form S-3ASR

Ladies and Gentlemen:

I am general counsel to Umpqua Holdings Corporation, an Oregon corporation (“Umpqua”), and am providing this opinion in connection with the Registration Statement on Form S-3ASR (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) up to 43,283,734 shares of common stock, no par value per share (“Common Stock”), of the Company (the “Shares”) presently held and that may be sold by certain selling shareholders listed in the Registration Statement (the “Selling Shareholders”), (ii) 2,960,238 warrants to purchase shares of Common Stock (the “Warrants”) and (iii) 4,946,556 shares of Common Stock issuable upon exercise of the Warrants and that may be sold by the Selling Stockholders.

In rendering this opinion, I have examined the Registration Statement, the Agreement and Plan of Merger, dated as of September 11, 2013, by and between Sterling Financial Corporation, a Washington corporation, and Umpqua (the “Merger Agreement”), the Warrants, the Restated Articles of Incorporation of Umpqua, as amended, and such corporate records, other documents and matters of law as I have deemed necessary or appropriate.  In rendering this opinion, I have relied, with your consent, upon oral and written representations of other officers of Umpqua and certificates of other officers of Umpqua and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates.  In addition, in rendering this opinion, I have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity of certified copies submitted to me with the original documents to which such certified copies relate and the legal capacity of all individuals executing any of the foregoing documents.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that (i) the Shares and Warrants are validly issued, fully paid and non-assessable and (ii) the 4,946,521 shares of Common Stock issuable upon exercise of the Warrants, if and when issued in accordance with the terms and condition of the Warrants, including payment of the exercise price thereunder, will be validly issued, fully paid and non-assessable.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing.

I express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof. I am a member of the Bar of the State of Oregon. This opinion is limited to the laws of the Oregon and the federal securities laws of the United States as currently in effect, and I express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and the references to my name therein, as well as under the heading “Legal Matters” in the related prospectus.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Steven L. Philpott
Steven L. Philpott